U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 5

              ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

     Filed  pursuant to Section  16(a) of the  Securities  Exchange Act of 1934,
Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940.


[ ] Check this box if no longer subject to Section 16.
    Form 4 or Form 5 obligations may continue. See Instruction 1(b).

[X] Form 3 Holdings Reported                [ ] Form 4 Holdings Reported


1.       Name and Address of Reporting Person:
                  Ron Kaufman
                  6621 Lynndale Drive
                  Raleigh, North Carolina 27612

2.       Issuer Name and Ticker or Trading Symbol:
                  Origin Investment Group, Inc.
                  OTC-Bulletin Board Symbol = OGNI

3.       IRS or Social Security Number of Reporting Person (Voluntary):

4.                Statement for Month/Year: December 1999

5.       If Amendment, Date of Original (Month/Day/Year):
                  None

6.       Relationship of Reporting Person to Issuer (Check all applicable):
                  ___X___ Director                    _______ 10% Owner

                  ______ Officer (give title below)   ____ Other (specify below)

7. Individual or Joint/Group Filing: [X] Form filed by One Reporting Person [ ] Form filed by More than One Reporting Person


           Table I - Non-Derivative Securities Acquired, Disposed of,
                              or Beneficially Owned

1.       Title of Security:
                  None

2.       Transaction Date (Month/Year):
                  None

3.       Transaction Code:
                  None

4.       Securities Acquired (A) or Disposed of (D):
                  None

5.       Amount of Securities Beneficially Owned at End of Issuer's Fiscal Year:
                  None

6.       Ownership Form: Direct (D) or Indirect (I):
                  None

7.       Nature of Indirect Beneficial Ownership:
                  None


            Table II - Derivative Securities Acquired, Disposed of,
                              or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

1.       Title of Derivative Security:
                  None

2.       Conversion or Exercise Price of Derivative Security:
                  None

3.       Transaction Date (Month/Day/Year):
                  None

4.       Transaction Code:
                  None

5.       Number of Derivative Securities Acquired (A) or Disposed of (D):
                  None

6.       Date Exercisable and Expiration Date:
                  None

7.       Title and Amount of Underlying Securities
                  None

8.       Price of Derivative Security
                  None

9.       Number of Derivative Securities Beneficially Owned at End of Year:
                  None

10.      Ownership Form of Derivative Security: Direct (D) or Indirect (I)
                  None

11.      Nature of Indirect Beneficial Ownership:
                  None

Explanation of Responses:


                                    /s/      Ron Kaufman
                                    -----------------------------
                                    **Signature of Reporting Person

                                        2/14/00
                                    -----------------------------
                                      Date